Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 20, 2004, relating to the financial statements and financial highlights which appear in the December 31, 2003 Annual Report to Shareholders of Standish, Ayer & Wood Master Portfolio:
Standish Fixed Income Portfolio, Standish High Yield Bond Portfolio, Standish Global Fixed Income Portfolio, and Standish Short-Term Asset Reserve Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Independent Auditors", "Experts and Financial Statements" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
April 28, 2004